UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2015

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-55430

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Renewal of Advisory Agreement

Effective December 20, 2015, the advisory agreement between Resource Real Estate Opportunity REIT II, Inc. (the “Company”) and Resource Real Estate Opportunity Advisor II, LLC was renewed through December 19, 2016. The terms of the agreement are identical to those of the advisory agreement in effect through December 19, 2015.

Austin Property Purchase Agreement

On December 18, 2015, the Company, through its operating partnership, entered into an agreement to purchase a multifamily community located in Austin, Texas (the “Austin Property”) from an unaffiliated seller, Austin 2222 Venture I, L.P. The Austin Property is a multifamily community with 498 units located on an approximately 40-acre site with amenities, including but not limited to a clubhouse and a pool. The contract purchase price for the Austin Property is $57.2 million, excluding closing costs.

Pursuant to the agreement, the Company is obligated to make an earnest money deposit of $850,000. The Company will be obligated to purchase the Austin Property only after satisfaction of agreed upon closing conditions. The Company intends to fund the purchase of the Austin Property with proceeds from its ongoing initial public offering. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $850,000 of earnest money.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Boulder Property

On December 18, 2015, a wholly-owned subsidiary of the Company purchased a multifamily community located in Boulder, Colorado (the “Boulder Property”) from an unaffiliated seller. The Boulder Property is a multifamily community with 216 units located on an approximately 24-acre site with amenities, including but not limited to a clubhouse and a pool. The Boulder Property was constructed in 1991 and is currently 96% leased.

The contract purchase price for the Boulder Property was approximately $65.2 million, excluding closing costs. The Company funded the purchase price with proceeds from its initial public offering. The Company believes that the Boulder Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Boulder Property. The Company intends to renovate the common areas and upgrade the unit interiors.

Naperville Property

On December 18, 2015, a wholly-owned subsidiary of the Company purchased a multifamily community located in Naperville, Illinois (the “Naperville Property”) from an unaffiliated seller. The Naperville Property is a multifamily community with 319 units located on an approximately 19-acre site with amenities, including but not limited to a clubhouse and a pool. The Naperville Property was constructed in 1997 and is currently 94% leased.

The contract purchase price for the Naperville Property was approximately $66.7 million, excluding closing costs. The Company funded the purchase price with proceeds from its initial public offering. The Company believes that the Naperville Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Naperville Property. The Company intends to renovate the common amenities and upgrade the unit interiors.

Item 8.01.	Other Events.

On December 17, 2015, the Company’s board of directors authorized cash distributions to the stockholders of record at the close of business each day in the period commencing December 31, 2015 through February 26, 2016 equal to a daily amount of $0.00164384 per share of common stock, payable on January 29, 2016, and February 29, 2016.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before March 4, 2016, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: December 23, 2015	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)